                                                                       EXHIBIT 2

                                                       September 15, 1995

Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada 89121

Gentlemen:

        The undersigned purchaser hereby commits, subject to the conditions described below, to purchase the number of shares of Special Stock (the "Shares") of Alliance Gaming Corporation (the "Company") specified on the signature page hereof at a purchase price per share of $4.50 per share.

        A summary of the proposed terms of the Offering is attached hereto.

        The undersigned's commitment to purchase the Shares is subject to the following:

        (i) The execution and delivery by the Company and the undersigned of a definitive Stock Purchase Agreement;

        (ii) The execution and delivery by the Company, the undersigned and the Bank of New York ("BONY"), as Escrow Agent, of an Escrow Agreement providing for the payment of funds to BONY to be held in escrow pending the closing of the transaction;

        (iii) Completion and delivery by the undersigned to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") of the Investors' Questionnaire to be furnished to the undersigned; and

        (iv) Satisfaction of the conditions to closing set forth in the Stock Purchase Agreement, including but not limited to the consummation of the tender offer by the Company for shares of Bally Gaming Corporation on or before December 15, 1995.

Alliance Gaming Corporation
Page 2                                                September 15, 1995


        The undersigned affirms that it has received a copy of the Private Placement Memorandum dated September 1995 and has had the opportunity to review such Private Placement Memorandum prior to making this commitment to purchase the Shares.


                                                Very truly yours,

                                                By:
                                                    --------------------------
                                                    Name:
                                                    Title:
                                                    Address:
                                                    Phone Number:


                                                    No. of Shares ------------

Attachment

                   REVISED SUMMARY OF TERMS OF THE OFFERING

ISSUER:         Alliance Gaming Corporation (the "Company")


ISSUE:          Up to _____ Shares of Special Stock (the "Offering")

ISSUE PRICE:    $4.50

AMOUNT:         Up to $30 million

SHARES OF
 COMMON STOCK
 OUTSTANDING:   12,987,000

COMMON STOCK
 NASDAQ SYMBOL: ALLY

CONVERSION:     Each share of Special Stock will be convertible into one share of Common Stock subject to approval by a shareholder vote to occur within six months from closing. If the shareholder vote is not held to approve the conversion within six months from closing, shareholders will have the right to require the Company to repurchase the Special Stock at a per share price, payable in cash, equal to the higher of (i) a 25% premium to the issue price or (ii) the current market price of the Common Stock.

LOCK-UP PERIOD: Six months from the closing of the Offering.
REGISTRATION
 RIGHTS: The Purchasers will be entitled to (i) unlimited prorated piggyback registration rights and (ii) commencing six months from closing, three demand registrations upon demand from holders of a minimum of 10% of the Special Stock.

CLOSING
 CONDITIONS:    Closing of the Offering is conditioned upon the acceptance of the Bally shares for purchase in the Company's cash tender offer such that, when added to the number of Bally shares owned by the Company on the date thereof, the total shares would equal at least a majority of total Bally common shares outstanding.

COMMITMENT
 FEES: 1.5% upon commitment for the First Commitment Period (6 weeks) 0.25% per week thereafter for a six Week period

COMMITMENT
 MATURITY:      Initially, November 2, 1995, extendible to December 15, 1995 at the option of the Company.


TIMING:
 . PRICING      September 15, 1995
 . CLOSING OF
   COMMITMENTS  September 20, 1995

USE OF
 PROCEEDS:      The proceeds of the Offering will be used by the Company to increase the number of Bally shares included in its cash tender offer and for working capital purposes. Upon completion of the Tender Offer, the Company shall own a majority of the outstanding shares of Bally.